Exhibit 10.1

LYONDELLBASELL INDUSTRIES

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (“Award Agreement”) is entered into effective as of             , 2015 (the “Grant Date”), by and between LyondellBasell Industries N.V., a public limited liability company incorporated under the laws of The Netherlands (together with its subsidiaries and affiliates, the “Company”) and you (the “Participant”), pursuant to the LyondellBasell Industries 2010 Long-Term Incentive Plan, as amended (the “Plan”). Participant agrees that the terms and conditions of this Award Agreement will govern Participant’s rights with respect to the Restricted Stock Units (defined below) exclusively, notwithstanding any contrary provision in any employment agreement or prior award. Participant and Company agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Award Agreement. Except as defined in this Award Agreement, capitalized terms have the same meanings ascribed to them in the Plan.

The Participant and the Company have entered into this Award Agreement and have agreed to the terms and conditions included in Exhibit A as an express incentive for the Participant and the Company to enter into the Award Agreement and in consideration for the Company or any of its Subsidiaries providing (i) the consideration set forth in the Award Agreement and (ii) Confidential Information to the Participant, to further protect the trade secrets and Confidential Information disclosed or entrusted to the Participant, to protect the business goodwill of the Company and its Subsidiaries, to protect the business opportunities disclosed or entrusted to the Participant, and to protect the other legitimate business interests of the Company and its Subsidiaries. In executing this Award Agreement, the Participant expressly acknowledges and agrees that the Award Agreement aligns the Participant’s interests with the Company’s long-term business interests, creates a further incentive for the Participant to build the Company’s goodwill and the provisions contained in Exhibit A are reasonably related to the Company’s legitimate interest in protecting its goodwill.

The terms and conditions of this Award Agreement as offered herein must be accepted by the Participant prior to             , 2015. Failure to timely accept the terms by such time will result in immediate and irrevocable cancellation of the award offered.

1. Award. In accordance with, and subject to, the terms and conditions of the Plan, the Company hereby grants to Participant notational units of measurement denominated in shares of the Company’s Common Stock (the “Restricted Stock Units”). Each Restricted Stock Unit represents a hypothetical share of Common Stock, subject to the conditions and restrictions on transferability set forth below and in the Plan. The number of Restricted Stock Units granted is             .

2. Restriction Period and Vesting Schedule. The period of time between the Grant Date and the vesting of the Restricted Stock Units (and the termination of restriction thereon) will be referred to herein as the “Restriction Period.” During the Restriction Period, the Restricted Stock Units will be subject to the restrictions as set forth herein. Upon vesting, each Restricted Stock Unit will be converted into one share of Common Stock and participant will be issued shares of Common Stock equal to the number of Restricted Stock Units held, free of any restrictions in accordance with Section 5, below. Except as otherwise provided herein, the Participant must be in continuous Employment from the Grant Date through each of the specified anniversaries of the Grant Date to vest in Restricted Stock Units on that date.

(a)	The Restriction Period shall lapse and the Restricted Stock Units will vest according to the following schedule: 10% on the first anniversary of the Grant Date; 15% on the second anniversary of the Grant Date; 25% on the third anniversary of the grant date; 25% on the fourth anniversary of the Grant Date; and 25% on the fifth anniversary of the Grant Date.

(b)	If the Participant has been in continuous Employment since the Grant Date, the Restriction Period shall lapse and the Restricted Stock Units shall become fully vested, irrespective of the limits in subparagraph (a), upon (1) an involuntary termination of Employment by the Company without Cause or a constructive termination of Employment by the Participant with good reason as defined in Section 10 of the Plan, either of which occurs within one year after the occurrence of a Change of Control or (2) any termination of Employment due to death or Disability.

(c)	Irrespective of the limitations set forth in subparagraph (a) above, provided that the Participant has been in continuous Employment since the Grant Date, upon termination of Employment due to Retirement or involuntary termination not for Cause, the Restriction Period shall lapse with respect to a pro rata portion of the Restricted Stock Units which shall be determined by multiplying the full number of Restricted Stock Units otherwise payable under this Award Agreement by a fraction, the numerator of which is the number of months (with any partial months being considered a full month) of the Participant’s Employment during the period beginning on the Grant Date and ending on the fifth anniversary of the Grant Date and the denominator of which is the number of months in such period. Remaining Restricted Stock Units shall be forfeited.

(d)	The following definitions apply to this Award Agreement:

(i) “Disability” (i) a permanent and total disability as defined in the Company’s long-term disability plan in which the Participant is eligible to participate and (ii) the Participant is not eligible for Retirement.

(ii) “Employment” means employment as an Employee with the Company or any Participating Employer. Neither the Participant’s transfer from Company employment to employment by any Participating Employer, the Participant’s transfer from employment by any Participating Employer to Company employment, nor the Participant’s transfer between Participating Employers shall be deemed to be a termination of the Participant’s employment. Moreover, a Participant’s employment shall not be deemed to terminate because the Participant is absent from active employment due to temporary illness, during authorized vacation, during temporary leaves of absence granted by the Company or a Participating Employer for professional advancement, education, health or government service, during military leave for any period if the Participant returns to active employment within 90 days after military leave terminates, or during any period required to be treated as a leave of absence by any valid law or agreement.

(iii) “Misconduct” means any act or failure to act that (i) caused or was intended to cause a violation of the policies of the Company or a Subsidiary or Affiliate, generally accepted accounting principles or any applicable laws in effect at the time of the acts or failures and (ii) materially increased the value of the compensation received by the Participant.

(iv) “Retirement” means a Participant’s voluntarily initiated termination of service on or after the earliest of (i) age 65, (ii) age 55 with 10 years of participation service credited under the qualified defined benefit pension plan maintained by the Company or a Subsidiary or an Affiliate in which the Participant is eligible to participate, (iii) the time of retirement as defined in a written agreement between a Participant and a Participating Employer, or (iv) outside the U.S., the time when retirement is permitted and the Participant is eligible to receive a company retirement benefit under applicable law with respect to the Participant’s primary place of employment (as determined by the Committee in its sole judgment).

3. Terms and Conditions. Each Restricted Stock Unit shall be subject to the restrictions below and a substantial risk of forfeiture during the Restriction Period. A Participant shall not be entitled to any payment under Section 5 until the Restriction Period for affected Restricted Stock Units lapses. No rights related to a Restricted Stock Unit may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restriction Period. Restricted Stock Units shall be forfeited on the date the Participant’s Employment terminates except as otherwise provided in Section 2 hereof.

4. Registration of Units. The Participant’s right to receive Common Stock in settlement of the Restricted Stock Units shall be evidenced by book entry (or by such other manner as the Committee may determine).

5. Settlement. Subject to Section 13 hereof, when the Restriction Period lapses and Restricted Stock Units vest under Section 2, a Participant shall become entitled to receive, within 60 days of the date the Restricted Stock Units vested, the number of shares of Common Stock equal to the number of Restricted Stock Units which have vested on the particular vesting date. Any shares of Common Stock paid under this Award shall remain subject to the Company Clawback Policy as set forth in Section 14.

6. Dividend Equivalents. The Company will pay Dividend Equivalents for each outstanding Restricted Stock Unit as soon as administratively practicable after dividends, if any, are paid on the Company’s outstanding shares of Common Stock; provided, however, that (i) such payment shall be made no later than March 15th following the year in which the dividends are paid and (ii) the Participant must be in Employment as of the date of such dividend payment.

7. Withholding. No shares of Common Stock shall be delivered to or for a Participant unless the amount of all federal, state and other governmental withholding tax requirements imposed upon the Company for those shares has been remitted to the Company or unless provisions to pay withholding requirements have been made to the Committee’s satisfaction. The Committee may make any provision it deems appropriate to withhold any taxes it determines are required in connection with the Restricted Stock Units. Unless the Participant pays all taxes required to be withheld by the Company or paid in connection with vesting of all or any portion of the Restricted Stock Units by delivering cash to the Company, the Company shall withhold from the Restricted Stock Unit grant shares of Common Stock having a Fair Market Value equal to all taxes required to be withheld with respect to the award of Restricted Stock Units.

8. Expatriate Participants. Payments of Awards made to expatriate Participants will be, pursuant to the applicable expatriate assignment policy of the Participating Employer, tax normalized based on typical income taxes and social security taxes in the expatriate Participant’s home country relevant to the expatriate Participant’s domestic circumstances.

9. Currency Exchange Rates. For Participants who are not paid on a U.S. Dollar payroll, the currency exchange rate used to calculate the number of Restricted Stock Units was determined by the published intercompany exchange rate in effect for the month in which the Grant Date occurred; provided if such rate had not been determined at the Grant Date, the currency exchange rate was determined by using the published intercompany exchange rate for the month prior to the month in which the Grant Date occurred.

10. No Fractional Shares. No fractional shares of Common Stock are permitted in connection with this Award Agreement. For purposes of pro-ration in Section 2(c), Restricted Stock Units shall be rounded up to the nearest whole share of Common Stock. Any shares of Common Stock withheld pursuant to Section 8 shall be rounded to whole shares in the manner determined by the Committee to be appropriate to satisfy the minimum statutory withholding requirements.

11. Successors and Assigns. This Award Agreement shall bind and inure to the benefit of and be enforceable by the Participant, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), but the Participant may not assign any rights or obligations under this Award Agreement except to the extent and in the manner expressly permitted.

12. No Guaranteed Employment. No provision of this Award Agreement shall confer any right to continued Employment.

13. Section 409A. It is intended that the provisions of this Award Agreement satisfy the requirements of Section 409A of the Code and the accompanying U.S. Treasury Regulations and pronouncements thereunder, and that the Award Agreement be operated in a manner consistent with such requirements to the extent applicable.

For purposes of Section 409A of the Code, (a) if the Participant is Retirement Eligible, the time of settlement in Section 5 hereof constitutes a specified date within the meaning of Section 1.409A-3(a)(4) of the Treasury Regulations and is within the 90-day period described in Section 1.409A-3(b) of the Treasury Regulations and (b) if the Participant is not Retirement Eligible, the time of settlement in Section 5 hereof is within the short-term deferral period described in Section 1.409A-1(b)(4) of the Treasury Regulations. For purposes of this Section 13, “Retirement Eligible” means that the Participant will be eligible to terminate Employment by reason of Retirement prior to the date such Retirement would qualify for short-term deferral treatment under Section 409A of the Code.

If the Company is publicly-traded and the Participant is identified by the Company as a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date on which the Participant has a “separation from service” (other than due to death) within the meaning of Section 1.409A-1(h) of the Treasury Regulations, notwithstanding the provisions of Section 5 hereof, any transfer of shares payable on account of a separation from service that are deferred compensation shall take place on the earlier of (i) the first business day following the expiration of six months from the Participant’s separation from service, (ii) the date of the Participant’s death, or (iii) such earlier date as complies with the requirements of Section 409A of the Code.

14. Company Clawback Policy. If the Committee determines that the Participant has either engaged in, or benefitted from, Misconduct, upon notice from the Company, the Participant shall reimburse to the Company all or a portion of the payments received under this Award Agreement as the Committee deems appropriate under the circumstances. Such notice shall be provided within the earlier to occur of one year after discovery of the alleged Misconduct or the second anniversary of the Participant’s date of termination.

LYONDELLBASELL INDUSTRIES N.V.

PARTICPANT

EXHIBIT A

TO RESTRICTED STOCK UNIT AWARD AGREEMENT

1. As used in this Exhibit A, the following terms have the meanings set out below:

“Business” means the business in which the Company or any of its Subsidiaries are engaged and for which the Participant has direct or indirect responsibilities during the term of his employment with the Company or any Subsidiary.

“Competitor” means any business or enterprise engaged in the Business.

“Confidential Information” means any trade secret, proprietary or confidential information of the Company or its Subsidiaries.

2. Subject to the exceptions set forth in this Exhibit A, the Participant agrees and expressly promises that the Participant shall not, during the Participant’s employment with the Company or its Subsidiaries and for a period of one (1) year after the Participant’s termination of employment with the Company and all Subsidiaries (the “Prohibited Period”), regardless of the reason for such termination, directly or indirectly:

(a) carry on or engage in the Business in competition with the Company, or

(b) render services to, or be affiliated with, a Competitor.

3. Nothing herein shall prevent the Participant during the Prohibited Period from rendering professional services to a Competitor (but not as an employee of a Competitor) or being affiliated with a diversified entity, so long as the Participant’s affiliation with that Competitor or entity, as applicable, does not:

(a) cause him to use or disclose any Confidential Information, and

(b) involve him having direct or indirect responsibilities with respect to any aspect of the entity’s business that engages in the Business.

4. The Participant agrees and expressly promises that, during the Prohibited Period, the Participant shall not directly or indirectly:

(a) recruit, solicit or induce any employee, consultant, or independent contractor of the Company or any of its Subsidiaries to terminate or lessen such person’s employment or other relationship with the Company or any Subsidiary, or

(b) directly or indirectly solicit any then-current customer or business partner of the Company or any Subsidiary to terminate, alter, or modify its relationship with the Company or any Subsidiary.

5. Notwithstanding the restrictions in this Exhibit A, nothing herein prohibits:

(a) the Participant from making general advertisements for employment or engagement, so long as such advertisements are not specifically targeted at any employees, consultants, or independent contractors of the Company or any Subsidiary, or

(b) any other person or entity from hiring, inducing, or attempting to induce, solicit, or encourage any employee or other service provider of the Company or any of its Affiliates to leave their employ or service, provided that Participant does not directly or indirectly participate in or direct the prohibited activity and provided further that this clause (b) of paragraph 5 shall not apply with respect to the solicitation of any employee of the Company who is at that time an executive officer of the Company or an employee of the Company directly reporting to any such executive officer.

6. Notwithstanding the restrictions contained in this Exhibit A, the Participant or any of the Participant’s affiliates may own an aggregate of not more than 5% of the outstanding stock of any class of any corporation, if such stock is listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange, without violating the provisions of this Exhibit A, provided that neither the Participant nor any of the Participant’s affiliates has the power, directly or indirectly, to control or direct the management or affairs of any such corporation and is not involved in the management of such corporation.

7. Participant acknowledges and agrees that: (i) the purpose of the covenants set forth in this Exhibit A (the “Restrictive Covenants”) is to protect the goodwill, trade secrets and other Confidential Information of the Company and its Subsidiaries; (ii) because of the nature of the business in which the Company and its Subsidiaries is engaged and because of the nature of the Confidential Information to which Participant has or will have access, it would be impractical and excessively difficult to determine the actual damages of the Company and its Subsidiaries in the event Participant breached any such covenants; and (iii) remedies at law (such as monetary damages) for any breach of Participant’s obligations under the Restrictive Covenants would be inadequate. Participant therefore agrees and consents that if Participant commits any breach of a Restrictive Covenant, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage.

The parties expressly represent that the Restrictive Covenants are reasonable in all respects and are necessary to protect the legitimate business interests of the Company and its Subsidiaries. The parties further acknowledge and agree that the Company and its Subsidiaries conduct the Business on a worldwide basis and Participant will have Confidential Information regarding the business conducted by the Company and its Subsidiaries in each location where it is conducted and Participant will be materially associated with the Company’s and its Subsidiaries’ goodwill. Participant expressly acknowledges and agrees that any violation of the Restrictive Covenants would inevitably cause Participant to disclose Confidential Information of the Company and its Subsidiaries.

If any portion of the Restrictive Covenants is hereafter determined to be invalid or unenforceable in any respect, such determination shall not affect the remainder thereof, which shall be given the maximum effect possible and shall be fully enforced, without regard to the invalid portions. In particular, without limiting the generality of the foregoing, if the covenants set forth in this Exhibit A are found by a court or an arbitrator to be unreasonable, Participant and the Company agree that the maximum period, scope or geographical area that is found to be reasonable shall be substituted for the stated period, scope or area, and that the court or arbitrator shall revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. If any of the Restrictive Covenants are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company’s right to enforce any such covenant in any other jurisdiction.